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EXHIBIT 23.1


                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS




We consent to the use in this Registration Statement filed on form S-3 of our report on the financial statements of Eurotech, Ltd. and Subsidiaries included in the annual report of Eurotech, Ltd. on Form 10-K for the fiscal year ended December 31, 2000, which report is incorporated in this Registration Statement by reference.

The consolidated financial statements consist of the consolidated balance sheets as of December 31, 2000 and December 31, 1999 and the related consolidated statements of operations, shareholders" (deficiency) equity and cash flows for the years ended December 31, 2000, 1999 and 1998, and for the period from inception (May 26, 1995) to December 31, 2000, with related notes.





                                                        GRASSI & CO., CPAs, P.C.


New York, New York
September 6, 2001